Exhibit 99.1
News Release
	Contacts:	Carl A. Luna, SVP and CFO Copano Energy, L.L.C. 713-621-9547 Jack Lascar / jlascar@drg-l.comAnne Pearson/ apearson@drg-l.com DRG&L/ 713-529-6600

FOR IMMEDIATE RELEASE

COPANO ENERGY ANNOUNCES EXECUTIVE APPOINTMENTS

Bryan W. Neskora Named Chief Operating Officer

Susan B. Ortenstone Named Chief Administrative Officer

HOUSTON – July 16, 2012 — Copano Energy, L.L.C. (NASDAQ: CPNO) announced today that it has expanded its management team with two key executive additions.  Bryan W. Neskora has joined Copano as Chief Operating Officer and Susan B. Ortenstone has joined Copano as Chief Administrative Officer.  In these new positions, Mr. Neskora and Ms. Ortenstone will report directly to R. Bruce Northcutt, Copano’s President and Chief Executive Officer.

“It is my pleasure to welcome Bryan and Sue to Copano,” said Mr. Northcutt.  “They are highly accomplished executives, each with more than 20 years of experience in the energy business, and both have successfully led large organizations.  I am confident that Bryan and Sue will be outstanding additions to our senior leadership team.”

Mr. Northcutt added, “We have tremendous opportunities before us at Copano, and we believe that adding these senior management positions will enhance our ability to advance our growth strategy and continue creating value for our unitholders.  The senior management team looks forward to working closely with Bryan and Sue to take Copano’s performance to the next level.”

Mr. Neskora previously served as Senior Vice President of Operations of El Paso Corporation’s Pipeline Group and prior to that, as Senior Vice President and Chief Commercial Officer for Tennessee Gas Pipeline Company.  At Copano, he will oversee all aspects of Copano’s operations, including commercial activities.  Sharon J. Robinson, Chief Operating Officer of our Oklahoma and Rocky Mountains segments, and James E. Wade, Chief Operating Officer of our Texas segment, will continue in their respective positions and will report directly to Mr. Neskora. In addition, John Goodpasture, Senior Vice President, Corporate Development will report to Mr. Neskora.

Ms. Ortenstone previously served as Executive Vice President and Chief Administrative Officer at El Paso Corporation.  At Copano, she will be responsible for Human Resources, Information Technology and Administrative Services.

Bryan W. Neskora
Bryan W. Neskora, 46, has more than 20 years of experience in the oil and gas industry.  Since 2010, he served as Senior Vice President of Operations for El Paso Corporation’s Pipeline Group, where he was responsible for overseeing operations across El Paso’s interstate natural gas transmission system.  From 2007 to 2010, Mr. Neskora served as Senior Vice President and Chief Commercial Officer for Tennessee Gas Pipeline Company, overseeing business development, marketing, commercial operations, engineering, project management and legal and regulatory affairs.  Mr. Neskora served as Vice President of El Paso Marketing L.P. from June 2004 to February 2007 where he was responsible for all commercial aspects of El Paso’s merchant energy group, including the marketing of El Paso production.  From October 1999 to June 2004, he held various senior leadership positions with El Paso Global Networks Company.  From 1995 to 1999, Mr. Neskora worked in various capacities with Tennessee Gas Pipeline Company in business development and regulatory affairs.   From 1993 to 1995, he was Director Asset Optimization for Pendulum Energy Services. He graduated from Texas A&M University with a Bachelor of Science degree in economics and earned his Master of Business Administration from the University of Houston.

Susan B. Ortenstone
Susan B. Ortenstone, 56, has more than 30 years of experience across diverse functional areas and business segments in the energy industry.  Since 2003, Ms. Ortenstone was responsible for overseeing Human Resources, IT, Communications and Community Relations, Facilities and Real Estate functions for El Paso Corporation, serving first as Senior Vice President and Chief Administrative Officer from 2003 to 2010 and then as Executive Vice President and Chief Administrative Officer from 2010 to 2012.  From 2001 to 2003, Ms. Ortenstone served as Chief Executive Officer of EPIC Energy, Australia’s largest natural gas pipeline company at that time.  Ms. Ortenstone began her career at Tennessee Gas Pipeline Company, a division of Tenneco, Inc, where she held various positions with increasing levels of responsibility in engineering, operations, marketing, business development and strategy.  Ms. Ortenstone earned a Bachelor of Science degree in civil and environmental engineering from the University of Wisconsin.

About Copano Energy, L.L.C.
Copano Energy, L.L.C. (NASDAQ: CPNO) is a midstream natural gas company with operations in Oklahoma, Texas, Wyoming and Louisiana. For more information, please visit www.copano.com.
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This press release includes “forward-looking statements,” as defined by the Securities and Exchange Commission.  Statements that address activities or events that Copano believes will or may occur in the future are forward-looking statements.  These statements include, but are not limited to, statements about future producer activity and Copano’s total distributable cash flow and distribution coverage.  These statements are based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors management believes are reasonable.  Important factors that could cause actual results to differ materially from those in forward-looking statements include the following risks and uncertainties, many of which are beyond Copano’s control: the volatility of prices and market demand for natural gas and natural gas liquids; Copano’s ability to continue to obtain new sources of natural gas supply and retain its key customers; the impact on volumes and resulting cash flow of technological, economic and other uncertainties inherent in estimating future production; producers’ ability to drill and successfully complete and attach new natural gas supplies; the NGL content of new gas supplies; Copano’s ability to access or construct new processing, fractionation and transportation capacity; the availability of downstream transportation and other facilities for natural gas and NGLs; mechanical failures and other operational risks affecting the performance of Copano’s processing plants and other facilities, higher construction costs or project delays due to inflation, limited availability of required resources, or the effects of environmental, legal or other uncertainties; general economic conditions; the effects of government regulations and policies; and other financial, operational and legal risks and uncertainties detailed from time to time in Copano’s quarterly and annual reports filed with the Securities and Exchange Commission.